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FOR IMMEDIATE RELEASE
April 29, 2024
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2024 Results
Toledo, Ohio, April 29, 2024…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2024.
Recent Highlights
•Reported net income attributable to common stockholders of $0.22 per diluted share
•Reported quarterly normalized funds from operations ("FFO") attributable to common stockholders of $1.01 per diluted share, an increase of 18.8% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.9%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 25.5%
•SHO portfolio year-over-year same store revenue increased 10.3% in the first quarter, with 340 basis points ("bps") of year-over-year average occupancy growth and Revenue per Occupied Room ("RevPOR") growth of 4.8%
•During the first quarter, we completed $449 million of pro rata gross investments, including $208 million in acquisitions and loan funding and $241 million in development funding
•Since the beginning of the year, we have closed or have definitive agreements to close $2.8 billion in pro rata acquisitions and loan funding across 28 transactions
•Improved net debt to Adjusted EBITDA to 4.03x at March 31, 2024
•As of March 31, 2024, we had approximately $6.5 billion of available liquidity inclusive of $2.5 billion of available cash and restricted cash and full capacity under our $4.0 billion line of credit
Capital Activity and Liquidity
During the first quarter, net debt to consolidated enterprise value improved to 17.4% at March 31, 2024 from 20.9% at December 31, 2023. We sourced over $2.5 billion of attractively priced capital, including equity and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. Additionally during the quarter, we extinguished $1.35 billion of senior unsecured notes at maturity and $167 million of pro rata secured debt utilizing cash on hand. As of March 31, 2024, our share of variable rate debt was approximately 7.6%.
Investment Activity Completed During the Quarter
In the first quarter, we completed $449 million of pro rata gross investments, including $208 million in acquisitions and loan funding and $241 million in development funding. We opened ten development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $166 million. Additionally, during the first quarter we completed pro rata property dispositions and loan repayments of $107 million.
Announced Future Investment Activity
Subsequent to quarter end we have closed or are under contract to close on $2.6 billion in pro rata acquisitions and loan funding across 15 transactions. Transactions under contract and not yet closed are subject to customary closing conditions.
Affinity Living Communities As previously disclosed, we entered into a definitive agreement to acquire a portfolio of 25 age-restricted active adult communities for $969 million through a privately negotiated, off-market transaction, subject to customary closing conditions. The transaction is expected to be funded through cash and the assumption of $523 million of below market rate debt with an average interest rate of 3.8% and a nine-year weighted average maturity.
Revera Joint Venture As previously disclosed, we entered into definitive agreements to dissolve our existing Revera joint venture relationship across the U.S., United Kingdom and Canada. The transaction included acquiring the remaining interests in 110 properties from Revera while simultaneously selling interests in 31 properties to Revera. During 2023, we closed the U.S. and U.K. portions of the transaction. On April 1, 2024, we closed the Canadian portion, which included acquiring Revera's interests in 71 properties and selling our interests in 14 properties in a largely cash neutral transaction. Operations for the 71 retained properties previously

1Q24	Earnings Release	April 29, 2024
transitioned to new operators. The Revera joint venture has been fully dissolved following the completion of the Canadian portion of the transaction.
Environmental, Social and Governance (“ESG”) In recognition of our leading environmental efforts, Welltower earned the 2024 ENERGY STAR® Partner of the Year Award for the sixth consecutive year and received recognition at the level of Sustained Excellence, the Environmental Protection Agency's highest honor in the ENERGY STAR program, for the fourth consecutive year.
Dividend On April 29, 2024, the Board of Directors declared a cash dividend for the quarter ended March 31, 2024 of $0.61 per share. This dividend, which will be paid on May 22, 2024 to stockholders of record as of May 13, 2024, will be our 212th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2024 Net income attributable to common stockholders guidance has been revised to a range of $1.48 to $1.61 per diluted share from the previous range of $1.21 to $1.37 per diluted share, primarily due to a change in projected gains/losses/impairments and depreciation and amortization. We increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $4.02 to $4.15 per diluted share from the previous range of $3.94 to $4.10 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 9% to 12%, which is comprised of the following components:
◦Seniors Housing Operating approximately 17% to 22%
◦Seniors Housing Triple-net approximately 2.5% to 4.0%
◦Outpatient Medical approximately 2% to 3%
◦Long-Term/Post-Acute Care approximately 2% to 3%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $201 million to $209 million and stock-based compensation expense to be approximately $39 million.
•Development: We anticipate funding an additional $660 million of development in 2024 relating to projects underway on March 31, 2024.
•Dispositions: We expect pro rata disposition proceeds of $1.2 billion at a blended yield of 5.4% in the next twelve months. This includes approximately $1.0 billion of consideration from expected property sales and $110 million of expected proceeds from loan repayments.
•Pandemic Relief Funds: Our initial 2024 earnings guidance did not include the recognition of any pandemic relief funds which may be received during the year. During the three months ended March 31, 2024, we recognized approximately $1 million at our share related to Provider Relief Funds and similar programs in the United Kingdom and Canada. Our updated guidance does not include any additional funds in 2024. In 2023, we recognized approximately $13 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2024 outlook and assumptions on the first quarter 2024 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, April 30, 2024 at 9:00 a.m. Eastern Time to discuss our first quarter 2024 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 7, 2024. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

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Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata version of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and includes any revenue or expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important

1Q24	Earnings Release	April 29, 2024
supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2024, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, health emergencies (such as the COVID-19 pandemic) and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q24	Earnings Release	April 29, 2024
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2024	2023
Assets
Real estate investments:
Land and land improvements	$4,754,699	$4,324,541
Buildings and improvements	37,841,775	34,161,466
Acquired lease intangibles	2,158,915	1,990,830
Real property held for sale, net of accumulated depreciation	422,225	215,583
Construction in progress	1,342,410	1,121,446
Less accumulated depreciation and intangible amortization	(9,537,562)	(8,417,151)
Net real property owned	36,982,462	33,396,715
Right of use assets, net	348,892	322,896
Real estate loans receivable, net of credit allowance	1,426,094	954,156
Net real estate investments	38,757,448	34,673,767
Other assets:
Investments in unconsolidated entities	1,719,646	1,596,413
Goodwill	68,321	68,321
Cash and cash equivalents	2,388,488	571,902
Restricted cash	89,847	66,894
Straight-line rent receivable	469,976	357,359
Receivables and other assets	1,059,859	1,159,233
Total other assets	5,796,137	3,820,122
Total assets	$44,553,585	$38,493,889

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	12,171,913	12,486,229
Secured debt	2,033,232	2,474,837
Lease liabilities	381,320	415,169
Accrued expenses and other liabilities	1,419,212	1,521,499
Total liabilities	16,005,677	16,897,734
Redeemable noncontrolling interests	300,915	392,195
Equity:
Common stock	592,637	497,928
Capital in excess of par value	35,105,097	27,160,014
Treasury stock	(114,842)	(112,925)
Cumulative net income	9,272,190	8,830,623
Cumulative dividends	(17,126,302)	(15,815,926)
Accumulated other comprehensive income	(180,837)	(111,559)
Total Welltower Inc. stockholders’ equity	27,547,943	20,448,155
Noncontrolling interests	699,050	755,805
Total equity	28,246,993	21,203,960
Total liabilities and equity	$44,553,585	$38,493,889

1Q24	Earnings Release	April 29, 2024

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2024	2023
	Revenues:
	Resident fees and services	$1,360,274	$1,131,685
	Rental income	417,652	384,059
	Interest income	52,664	36,405
	Other income	29,151	8,580
	Total revenues	1,859,741	1,560,729
	Expenses:
	Property operating expenses	1,096,913	957,753
	Depreciation and amortization	365,863	339,112
	Interest expense	147,318	144,403
	General and administrative expenses	53,318	44,371
	Loss (gain) on derivatives and financial instruments, net	(3,054)	930
	Loss (gain) on extinguishment of debt, net	6	5
	Provision for loan losses, net	1,014	777
	Impairment of assets	43,331	12,629
	Other expenses	14,131	22,745
	Total expenses	1,718,840	1,522,725
	Income (loss) from continuing operations before income taxes
	and other items	140,901	38,004
	Income tax (expense) benefit	(6,191)	(3,045)
	Income (loss) from unconsolidated entities	(7,783)	(7,071)
	Gain (loss) on real estate dispositions, net	4,707	747
	Income (loss) from continuing operations	131,634	28,635

	Net income (loss)	131,634	28,635
Less:	Net income (loss) attributable to noncontrolling interests (1)	4,488	2,962
	Net income (loss) attributable to common stockholders	$127,146	$25,673
	Average number of common shares outstanding:
	Basic	574,049	492,061
	Diluted	577,530	494,494
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.22	$0.05
	Diluted(2)	$0.22	$0.05
	Common dividends per share	$0.61	$0.61

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

1Q24	Earnings Release	April 29, 2024

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2024	2023
Net income (loss) attributable to common stockholders	$127,146	$25,673
Depreciation and amortization	365,863	339,112
Impairments and losses (gains) on real estate dispositions, net	38,624	11,882
Noncontrolling interests(1)	(11,996)	(13,327)
Unconsolidated entities(2)	37,066	22,722
NAREIT FFO attributable to common stockholders	556,703	386,062
Normalizing items, net(3)	28,505	33,471
Normalized FFO attributable to common stockholders	$585,208	$419,533

Average diluted common shares outstanding	577,530	494,494

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.22	$0.05
NAREIT FFO	$0.96	$0.78
Normalized FFO	$1.01	$0.85

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61
Normalized FFO attributable to common stockholders per share	$1.01	$0.85
Normalized FFO payout ratio	60%	72%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(35,004)	$(33,384)
Non-cash interest expenses(7)	9,386	5,878
Recurring cap-ex, tenant improvements, and lease commissions	(51,616)	(36,913)
Stock-based compensation	11,342	9,124

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

1Q24	Earnings Release	April 29, 2024

Normalizing Items	Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2024		2023
Loss (gain) on derivatives and financial instruments, net	$(3,054)	(1)	$930
Loss (gain) on extinguishment of debt, net	6		5
Provision for loan losses, net	1,014	(2)	777
Income tax benefits	—		(246)
Other impairment	9,356	(3)	—
Other expenses	14,131	(4)	22,745
Casualty losses, net of recoveries	2,158	(5)	4,487
Foreign currency loss (gain)	609	(6)	(227)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	4,285	(7)	5,000
Net normalizing items	$28,505		$33,471

Average diluted common shares outstanding	577,530		494,494
Net normalizing items per diluted share	$0.05		$0.07

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transactions.
(2) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(3) Represents the write off of straight-line rent receivable balances relating to leases placed on cash recognition.
(4) Primarily related to non-capitalizable transaction costs.
(5) Primarily relates to casualty losses net of any insurance recoveries.
(6) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(7) Primarily related to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2024				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$694	$785	$879	$957
Impairments and losses (gains) on real estate dispositions, net(1,2)	(78)	(78)	(154)	(154)
Depreciation and amortization(1)	1,636	1,636	1,638	1,638
NAREIT FFO attributable to common stockholders	2,252	2,343	2,363	2,441
Normalizing items, net(1,3)	—	—	29	29
Normalized FFO attributable to common stockholders	$2,252	$2,343	$2,392	$2,470

Diluted per share data attributable to common stockholders:
Net income	$1.21	$1.37	$1.48	$1.61
NAREIT FFO	$3.94	$4.10	$3.97	$4.10
Normalized FFO	$3.94	$4.10	$4.02	$4.15

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(138)	$(138)	$(138)	$(138)
Non-cash interest expenses	36	36	48	48
Recurring cap-ex, tenant improvements, and lease commissions	(226)	(226)	(235)	(235)
Stock-based compensation	39	39	40	40

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

1Q24	Earnings Release	April 29, 2024

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	March 31,
	2024	2023	% growth
Net income (loss)	$131,634	$28,635
Loss (gain) on real estate dispositions, net	(4,707)	(747)
Loss (income) from unconsolidated entities	7,783	7,071
Income tax expense (benefit)	6,191	3,045
Other expenses	14,131	22,745
Impairment of assets	43,331	12,629
Provision for loan losses, net	1,014	777
Loss (gain) on extinguishment of debt, net	6	5
Loss (gain) on derivatives and financial instruments, net	(3,054)	930
General and administrative expenses	53,318	44,371
Depreciation and amortization	365,863	339,112
Interest expense	147,318	144,403
Consolidated NOI	762,828	602,976
NOI attributable to unconsolidated investments(1)	32,090	26,354
NOI attributable to noncontrolling interests(2)	(22,796)	(25,057)
Pro rata NOI	772,122	604,273
Non-cash NOI attributable to same store properties	(11,530)	(28,727)
NOI attributable to non-same store properties	(222,298)	(101,335)
Currency and ownership adjustments(3)	(713)	3,779
Normalizing adjustments, net(4)	1,558	(545)
Same Store NOI (SSNOI)	$539,139	$477,445	12.9%

Seniors Housing Operating	266,907	212,749	25.5%
Seniors Housing Triple-net	93,740	90,310	3.8%
Outpatient Medical	119,184	116,879	2.0%
Long-Term/Post-Acute Care	59,308	57,507	3.1%
Total SSNOI	$539,139	$477,445	12.9%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

1Q24	Earnings Release	April 29, 2024

Reconciliation of SHO SS RevPOR Growth			Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	March 31,
	2024	2023
Consolidated SHO revenues	$1,366,760	$1,136,681
Unconsolidated SHO revenues attributable to WELL(1)	63,581	59,581
SHO revenues attributable to noncontrolling interests(2)	(43,523)	(52,518)
SHO pro rata revenues(3)	1,386,818	1,143,744
Non-cash and non-RevPOR revenues on same store properties	(1,295)	(1,935)
Revenues attributable to non-same store properties	(381,958)	(239,416)
Currency and ownership adjustments(4)	(1,317)	6,049
SHO SS RevPOR revenues(5)	$1,002,248	$908,442

Average occupied units/month(6)	59,502	57,143
SHO SS RevPOR(7)	$5,630	$5,373
SS RevPOR YOY growth	4.8%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.36 and to translate UK properties at a GBP/USD rate of 1.25.

(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

1Q24	Earnings Release	April 29, 2024

Net Debt to Adjusted EBITDA Reconciliation	Exhibit 6
(in thousands)	Three Months Ended
March 31, 2024
Net income (loss)	$131,634
Interest expense	147,318
Income tax expense (benefit)	6,191
Depreciation and amortization	365,863
EBITDA	651,006
Loss (income) from unconsolidated entities	7,783
Stock-based compensation	11,342
Loss (gain) on extinguishment of debt, net	6
Loss (gain) on real estate dispositions, net	(4,707)
Impairment of assets	43,331
Provision for loan losses, net	1,014
Loss (gain) on derivatives and financial instruments, net	(3,054)
Other expenses	14,131
Casualty losses, net of recoveries	2,158
Other impairment(1)	9,356
Adjusted EBITDA	$732,366

Total debt(2)	$14,285,686
Cash and cash equivalents and restricted cash	(2,478,335)
Net debt	$11,807,351

Adjusted EBITDA annualized	$2,929,464
Net debt to Adjusted EBITDA ratio	4.03x

(1) Represents the write off of straight-line rent receivable balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $300,779,000 for the three months ended March 31, 2024.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	March 31, 2024	December 31, 2023
Common shares outstanding	590,934	564,241
Period end share price	$93.44	$90.17
Common equity market capitalization	$55,216,873	$50,877,611

Net debt	$11,807,351	$13,739,143

Noncontrolling interests(1)	999,965	967,351
Consolidated enterprise value	$68,024,189	$65,584,105
Net debt to consolidated enterprise value	17.4%	20.9%

(1) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

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